Exhibit 99.2.

Sterling Group Arranges a Non-Brokered Placement
Tuesday February 3, 3:49 pm ET

VANCOUVER, British Columbia--(BUSINESS WIRE)--Feb. 3, 2004--Sterling Group Ventures Inc. (the "Company") is pleased to announce that it has arranged a non-brokered private placement of up to 5,000,000 units at $0.50 per unit for total proceeds of $2,500,000. Each unit will consist of one common share and one non-transferable share purchase warrant entitling the holder to purchase one common share for two years, at $0.50 per share in the first year or $0.75 in the second year. Upon exercising warrant, holder of each unit will have one additional non-transferable share purchase warrant at $1.00 for another year. The proceeds from this private placement will be used to update a 1999 feasibility study and design the development of Jiajika deposit which is expected to be in production in 2005, further exploration/development at Daoxian and Lushi deposits and working capital.

A 7% finder's fee will be paid in units.

Sterling Group aims to be a major lithium producer in China. It has signed an agreement to develop the Jiajika deposit, the largest lithium mineral deposit in China and letter of intents to develop/explore the Daoxian and Lushi deposits.

SAFE HARBOUR STATEMENT

CAUTION REGARDING FORWARD LOOKING STATEMENTS

Safe Harbor Statement under the United States Private Securities Litigation Reform Act of 1995: Except for the statements of historical fact contained herein, the information constitutes "forward-looking statements" within the meaning of the Private Securities Litigation reform Act of 1995. Such forward looking statements, including but not limited to those with respect to the price of lithium, niobium, beryllium, and tantalum, the timing and amount of estimated production, costs of production, reserve determination and reserve conversion rates, involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievement of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, among others, risks relating to the integration of the acquisition, risks relating to international operations, risks relating to joint venture operations, the actual results of current exploration activities, the actual results of current reclamation activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of lithium, beryllium, niobium, tantalum, and other metals, as well as those factors affecting the mineral industry. Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should no place undue reliance on forward-looking statements.

Cautionary Note to U.S. Investors Concerning Estimates of Measure, Indicated, and Inferred

Resources and Reserves. Statements regarding reserves have been based on audits conducted under Chinese methods of calculation.

ON BEHALF OF THE BOARD OF DIRECTORS

Richard Shao, President

Contact:

Sterling Group Ventures Inc.
Raoul Tsakok, 604-290-0008
604-408-8515 (Fax)
or
Richard Shao, 604-290-0008
604-408-8515 (Fax)
Website: www.sterlinggroupventures.com